Exhibit 99.1

Contact:

Rob Mills

Chief Financial Officer

Knology, Inc.

706-645-8970

rob.mills@knology.com

KNOLOGY ANNOUNCES DEFINITIVE AGREEMENT TO SELL CERRITOS,

CALIFORNIA CABLE SYSTEM TO ORANGE BROADBAND FOR $14.8 MILLION

WEST POINT, Ga. — (May 24, 2004) — Knology, Inc. (Nasdaq: KNOL) today announced that it has entered into a definitive asset purchase agreement to sell its cable system located in Cerritos, California to Orange Broadband, Inc. for $14.8 million in cash, subject to customary closing adjustments. Orange Broadband is a new acquisition and operating platform for buyout opportunities in the cable and broadband industry and is backed by M/C Venture Partners, a Boston based communications equity firm. Knology acquired the Cerritos cable system in December 2003 from Verizon Media Ventures Inc. in conjunction with its acquisition of Verizon Media’s Pinellas County, Florida operations. Knology expects the sale of the Cerritos system to close during the fourth quarter of 2004, subject to the satisfaction of closing conditions, including receipt of regulatory approvals with respect to the municipal franchise in Cerritos, California.

“We are pleased to have found a solid buyer for the Cerritos property, as our focus continues to be on integrating the Pinellas County property into Knology’s operations,” said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. “The purchaser, Orange Broadband, has the financial and technical ability to provide state of the art telecommunication services to the citizens of the City of Cerritos. This transaction is a positive development for all parties involved.”

“We are excited about the potential opportunity in Cerritos and look forward to enhancing the existing network to provide broadband services including high speed internet service and digital cable service,” said William A. Schuler, President and Chief Executive Officer of Orange Broadband Inc.

DH Capital, LLC, an investment banking firm serving the media and communications industries, acted as exclusive financial advisor to Knology, Inc. with respect to the transaction. For information on DH Capital, you may visit their website at http://www.dhcapitalllc.com.

About Knology

Knology, Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. For instance, while we have entered into a definitive agreement with Orange Broadband, we may not complete the sale of the Cerritos cable system or we not complete the sale in a timely manner. In the event we do not receive necessary regulatory or other approvals or fail to satisfy the conditions to closing, the transaction will terminate. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2003, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

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